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                                                                   Exhibit 10.35
                              EMPLOYMENT AGREEMENT
                              --------------------


     This Amended Employment Agreement ("Agreement") is executed and delivered as of November 13, 1996, by and between Eastern Environmental Services, Inc., a Delaware corporation ("Company"), and Terry Patrick, an individual ("Employee").

                                    RECITALS
                                    --------

     The Company conducts a diversified waste management business, including, without limitation, waste hauling operations, landfills and other waste management, recycling and waste testing operations (the "Business"). The Employee is an executive with extensive experience in the waste industry. The Company desires to retain Employee as an Executive Vice President and Chief Operations Officer and the Employee desires to accept the position offered.

     The position of the Employee with the Company will give the Employee access to and familiarity with confidential information and business methods used in the operation of the Business. During the course of Employee's employment, Employee will become familiar with and aware of information as to the specific manner of doing business and the customers of the Company and the Company's future plans. Employee has and will have knowledge of trade secrets of the Company which are valuable assets of the Company.

     Employee recognizes that the business of the Company is

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dependent upon a number of trade secrets and confidential business information, including customer lists, customer data and operational information. The protection of these trade secrets is of critical importance to the Company. The Company will sustain great loss and damage if, for whatever reason, during the term of this Agreement or Employee's employment with Company and for a period following the termination of this Agreement or Employee's employment, Employee should violate the provisions of paragraph 3 of this Agreement. Further, Employee acknowledges that any such violation would cause irreparable harm to Company and that Company would be entitled, without limitation, to injunctive relief to remedy such violation.

     Employee and Company previously entered into an Employment Agreement dated June 20, 1996 (the "June Agreement"). This Agreement is intended to restate and supersede the June Agreement.

     NOW, THEREFORE, in consideration of Ten Dollars ($10), and the mutual promises, terms and conditions set forth herein and the performance of each, the parties hereby agree as follows:

     1.  Services.
         --------

     (a) Company hereby employs Employee as its Senior Executive Vice President and Chief Operations Officer. Additional or different duties, titles or positions may be assigned to Employee or may be taken from Employee from time to time by the President of

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Company; provided, that the Employee consents to such changes.

     (b) Employee hereby accepts employment upon the terms and conditions contained in this Agreement. Employee shall faithfully adhere to, execute and fulfill all directions and policies established by the Company, to the extent such instructions do not violate applicable laws.

     (c) Employee shall not, during the term of his employment hereunder, without the prior written consent of Company, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage, if such activity interferes with Employee's duties and responsibilities under this Agreement. Employee's employment is for a full time position. Employee may make personal investments in such form or manner as will neither require his services in the operation or affairs of the enterprises in which such investments are made nor violate the terms of Paragraph 3.

     2.  Compensation.
         ------------

     (a) For all services to be rendered by Employee to Company, Company shall pay Employee an annual salary at the rate of One Hundred Fifty Thousand ($150,000) Dollars per year, payable in accordance with Company's normal payroll procedures. In addition, beginning on June 30 after the end of each of the fiscal years beginning with fiscal year 1997, the Company shall pay Employee a bonus in the amount of $100,000, payable in cash or common stock of

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the Company (which stock shall be registered under the Securities Act of 1933 or shall be registered by the Company within 120 days after the date it is issued to Employee), at the Company's option. If Employee leaves the employ of the Company prior to the completion of any fiscal year, the $100,000 bonus described in the prior sentence will be paid pro rata for the days Employee was employed
                                   --- ----
by the Company during such fiscal year. The Company, at its discretion, may from time to time grant additional bonuses and raises to the Employee.

     (b) The Employee was granted stock options ("Options") exercisable for One Hundred Fifty Thousand (150,000) shares of the Company's common stock at a per share exercise price equal to the lowest bid price of the Company's common stock on June 20, 1996, the day that Employee and Company agreed to the terms of the June Agreement. The Options were granted under the Company's 1996 Stock Option Plan. The Options shall vest on December 1, 1997, provided Employee remains in the employ of the Company until December 1, 1997. Notwithstanding the prior sentence the Options shall all vest immediately, if the Company's board of directors accepts a binding agreement of a merger, consolidation or other business combination in which the Company is not the surviving entity.

     (c) To the extent that Company, from time to time in its sole discretion, offers or provides any of the following to its

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employees, then Employee, on an equal basis with such other employees, shall be entitled to: (i) participation in all, if any, life, health, medical, hospital, accident and disability insurance programs of Company in existence for the benefit of its employees and for which Employee qualifies; (ii) participation in all, if any, pension, retirement, profit sharing or stock purchase plans for which Employee qualifies; and (iii) participation in any other employee benefits which Company accords to its employees. Company shall also pay the premium on the $1,000,000 term life insurance policy currently held by Employee.

     (d) Employee shall be paid a bonus in either cash or common stock of the Company (which stock shall be registered under the Securities Act of 1933 or shall be registered by the Company within 120 days after the date it is issued to Employee), at the Company's option, upon a change of control, as hereinafter defined, equal to two times Employee's then salary plus the greater of (i) $200,000 or (ii) two times the bonus Employee was paid during the last twelve months the Employee worked for the Company ("Change of Control Bonus"). A change of control shall occur upon the Company's merger, consolidation, or other business combination with another entity where the Company is not the surviving entity or upon the Company's sale of substantially all of its assets. If Employee remains in the employ of the Company through December 1,

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1997, Employee shall be entitled to receive, and shall be paid, the Change of
Control Bonus upon the occurrence of a change of control, notwithstanding that the change of control occurred after the Employee left the employment of the Company due to the Employee having resigned.

     (e) During the term of Employee's employment with Company, Employee shall be entitled to reimbursement for reasonable business expenses incurred on behalf of Company, to the extent that Company provides such reimbursement to its employees who are employed in the same capacity as Employee.

     3.  Noncompetition Covenants.
         ------------------------

     (a) Employee agrees that the noncompetition covenants contained in this Paragraph 3 are a material and substantial part of this Agreement.

     (b) Employee covenants that during Employee's employment with Company and for one year following the termination of Employee's employment (regardless of the reason for the termination) the Employee shall not, directly or indirectly, without the prior express written consent of Company, do any of the things set forth in item (i) below. Employee covenants that during Employee's employment with Company and for two years following the termination of Employee's employment (regardless of the reason for the termination) the Employee shall not, directly or indirectly,

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without the prior express written consent of Company, do any of the things set forth in items (ii) through (vi) below.

              (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, agent, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in the waste disposal industry, including, without limitation, waste hauling, waste disposal, land filling, handling demolition waste, handling special waste, collecting or disposing of municipal special waste, and recycling waste, in each case within seventy-five (75) miles of any Company business operation (the "Territory");

              (ii) call upon any person who is, at that time, within the Territory, an employee of Company or its affiliates in a managerial capacity, for the purpose or with the intent of enticing such employee away from or out of the employ of Company or its affiliates;

              (iii) call upon any person or entity, which is, at that time, or which has been, within one year prior to that time, a customer of the Company or its affiliates within the Territory, for the purpose of soliciting or selling any of the services which are the services offered by the Company within the Territory;

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              (iv)   call upon any prospective acquisition candidate located
         within the Territory, on his own behalf or on behalf of any competitor of Company or its affiliates, which candidate was known to Employee as an acquisition candidate of the Company or Company's affiliates;

              (v) disclose the identity of the customers of Company or its affiliates, whether in existence or proposed, to any person, firm, partnership, corporation or other entity whatsoever, for any reason or purpose whatsoever, except if compelled to do so by a governmental agency, Court Order or subpoena; or

              (vi) promote, or assist, financially or otherwise, any person, firm, partnership, corporation or other entity whatsoever to do any of the above.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than two percent of the capital stock of a competing business, the stock of which is traded on a national securities exchange or over-the-counter.

         For the purposes of this Agreement, the term "affiliates" shall mean one or more of: (A) each subsidiary of Company, and (B) each other entity under the direct or indirect control of the Company.

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     (c)  The Company will sustain significant losses and damages as a result of the breach by Employee of the covenants in this Paragraph 3. There is no adequate monetary remedy for the immediate and irreparable damage that would be caused to Company by Employee's breach of its non-competition covenants.
Employee agrees that, in the event of a breach by him of the foregoing covenants, such covenants may be enforced by Company by, without limitation, injunctions and restraining orders.

     (d) It is agreed by the parties that the covenants in this Paragraph 3 impose a reasonable restraint on Employee in light of the activities and business of Company on the date of the execution of this Agreement and the future plans of Company.

     (e) The covenants in this Paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

     (f) The covenants in this Paragraph 3 shall be construed as independent of any other provision of this Agreement and the existence of any claim or cause of action of Employee against

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Company whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by Company of such covenants. It is specifically agreed that the duration of the noncompetition covenants stated above shall be computed by excluding from such computation all time during which Employee is in violation of any provision of this Paragraph 3 and all time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action Company seeks to enforce the agreements and covenants of Employee or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement. Provided that, no such exclusion shall include the period of time within which Employee has ceased violating this paragraph, whether or not as a result of being in compliance with Court injunction or doing so voluntarily, and whether or not any action is pending against Employee.

     4.  Return of Company Property.  All correspondence, reports, charts,
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products, records, designs, patents, plans, manuals, "field guides," memoranda, advertising materials, lists and other data or property collected by or delivered to Employee by or on behalf of the Company or its representatives, customers and government entities (including, without limitation, customers obtained for

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Company by Employee), and all other materials compiled by Employee which pertain to the business of Company shall be and shall remain the property of Company, shall be subject at all times to the Company's discretion and control and shall be delivered promptly to Company upon request at any time and without request upon completion or other termination of Employee's employment hereunder.

     5.  Inventions.  Employee shall disclose promptly to Company any and all
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conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by Employee solely or jointly with another during the period of employment or within one year thereafter and which are related to the business or activities of the Company. Employee hereby assigns and agrees to assign all his interests therein to Company or its nominee. Whenever requested to do so by Company, Employee shall execute any and all applications, assignments or other instruments that Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect Company's interest therein.
These obligations shall continue beyond the termination of employment with respect to inventions, improvements and valuable discoveries, whether patentable or not, conceived, made or acquired by Employee during the period of employment or within one year thereafter, and shall be binding upon Employee's heirs, assigns, executors,

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administrators and other legal representatives.

     6.   Term; Termination; Rights of Termination.  The term of this Agreement
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shall begin on the date of the June Agreement and continue for a term of four
(4) years. Employee's employment under this Agreement may be terminated during the term hereof in any one or more of the following ways:

     (a)  Automatically upon the death or resignation of Employee.

     (b)  By Company upon written notice to Employee in the event  of:

          (i)   Employee's breach of this Agreement;

          (ii) Employee's unsatisfactory performance of his duties or other obligations hereunder, as determined in good faith by the Company;

          (iii) The Company's merger, consolidation, or other business combination with another entity where the Company is not the surviving entity or the Company's sale of substantially all its assets ("Change of Control");

          (iv) Default of the Company in performing its obligations under contracts with other persons or entities, if directly or indirectly caused by Employee;

          (v) Employee's inability to perform his duties under this Agreement because of illness or physical or mental disability or other incapacity which continues for a period of

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     90 days;

          (vi) Employee's fraud with respect to the business or affairs of Company or if Employee is convicted of a crime. If the Agreement is terminated by the Company, the Employee shall be provided with a written notice of termination which shall state the reason for Employee's termination.

     (c) Upon termination of Employee's employment under Paragraph 6(b)(ii), Employee shall be entitled to receive, and shall immediately be paid in full, two months annual salary that would have been paid under Paragraph 2(a) above, if the Agreement had not been terminated. Upon termination of Employee's employment under Paragraph 6(b)(iii), or upon Employee's resignation for any reason except to avoid termination under Paragraph 6(b)(vi), Company shall continue all of Employee's insurance benefits for two years after the date of termination or resignation.

     (d) In the event of termination of Employee's employment under this Agreement for any reason provided in paragraph 6(a) or 6(b), all rights and obligations of Company and Employee under this Agreement shall cease immediately, except that Employee's obligations under this subparagraph and paragraphs 3, 4, 5, and 8 herein and Company's obligations under paragraph 6(c) shall survive such termination. After such termination Employee shall have no right to receive any compensation hereunder, except as set forth in

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paragraph 6(c).

     7.  Authority.  Employee may take orders from customers of the Company in
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accordance with the standard Company form of agreement and all Company policies and procedures from time to time in effect and at all times subject to acceptance by Company. Employee does not have any power or authority to contract for, bind or commit Company in any manner, unless given express permission in advance. Without limiting the generality of the foregoing statement, but as illustrative of its intent, Employee shall not have or exercise or purport to have any powers or rights to make, explain, amplify or modify any warranties as may be contained in said standard Company form of agreement.

     8.  Representations of Employee.  Employee represents and warrants to
         ---------------------------
Company that he is not subject to any restriction or noncompetition covenant in favor of a former employer or any other person or entity, and that the execution of this Agreement by Employee and his provision of services to Company and the performance of his obligations hereunder will not violate or be a breach of any agreement with a former employer or any other person or entity. Further, Employee agrees to indemnify Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against Company based upon

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or arising out of any noncompetition agreement or invention and secrecy agreement between Employee and such third party.

     9.   Complete Agreement.  This Agreement is the final, complete and
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exclusive statement and expression of the agreement between Company and employee, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind. This Agreement may be modified, altered or otherwise amended only by a written instrument executed by both Company and Employee.

     10.  No Waiver; Remedies Cumulative.  No waiver by the parties hereto of
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any default or breach of any term, condition or covenant of this Agreement shall be deemed to e a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

     11.  Assignment; Binding Effect.  Employee understands that he has been
          --------------------------
selected by Company on the basis of his personal qualifications, experience and skills. This Agreement is not

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assignable. This Agreement shall be binding upon and inure to the benefit of the parties hereto and Company's successors.

     12.  Notice.  All notices or other communications required or permitted
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hereunder shall be in writing and may be given by depositing the same in the
United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.


     To Company:       President
                       1000 Crawford Place
                       Mt. Laurel, N.J. 08054


     with a copy to:

                       Robert M. Kramer & Assoc., P.C.
                       1150 First Avenue, Suite 900
                       King of Prussia, PA 19406

     To Employee:      Terry Patrick
                       5705 Seville Court
                       Plano, Texas 75093


Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier and three days after the deposit in the U.
S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Either party may change the address for notice by notifying the other party of such

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change in accordance with this paragraph 12.

    13.  Severability; Headings.  If any portion of this Agreement is held
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invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in nay way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

    14.  Governing Law.  This Agreement shall in all respects be construed in
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accordance with the laws of the Commonwealth of Pennsylvania.


                                     EASTERN ENVIRONMENTAL SERVICES, INC.



                                     By: /s/ Louis D. Paolino, Jr.
                                        ----------------------------------------
                                        Louis D. Paolino, Jr. President


                                         /s/ Terry Patrick
                                        ----------------------------------------
                                        Terry Patrick

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